Exhibit 99.1

Zion Oil & Gas Newsletter

November 5, 2010

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Dear Shareholder and/or Friend of Zion

This week, a member of Zion's staff was speaking to one of our stockholders and it became clear that our stockholder didn't know that we were holding a rights offering and that the rights offering is scheduled to expire in just ten days, on Monday, November 15, 2010.

I was very surprised, as we have done all we can to keep our stockholders informed. We have mailed documentation, arranged for brokerage houses to notify their clients, mailed postcards, emailed information... but clearly it was not enough.

"Even when opportunity knocks… a person still has to get up and open the door”

If you were a stockholder on the record date of September 28, 2010, it is certainly not too late for you to exercise your rights in Zion's Rights Offering.

We have mailed to all eligible stockholders a copy of the prospectus supplement which was filed with the SEC on September 29, 2010, subscription materials and other items necessary for exercising the rights. Shareholders who hold their shares in a bank or broker name should have received the rights offering material from their bank or broker.

Under the rights offering, Zion has distributed (at no cost to stockholders) non-transferable subscription rights to holders of Zion's common stock on the close of business on the record date of September 28, 2010, to purchase their pro rata portion of approximately 3.8 million Units of Zion's securities Unit at a purchase price of $5.00 per Unit.

ONE UNIT = ONE SHARE (of Zion's common stock) + ONE WARRANT

The Warrant will allow the purchase of an additional share of Zion's common stock at an exercise price of $4.00 and will be exercisable for a two year period beginning after the offering expires.

You may wish to review the Frequently Asked Questions (FAQs) relating to the rights offering on our website at:

www.zionoil.com/investor-center

If you do wish to participate in Zion's Rights Offering, please do so without delay.

If you have a query, please call Zion's office (toll free):

1-888-TX1-ZION = 1-888-891-9466

Drilling Operations at the Ma'anit-Joseph #3 Wellsite

The Ma'anit-Joseph #3 Wellsite - The Drilling Rig at Dawn

On August 26, 2010, drilling operations began on the Ma'anit-Joseph #3 well, in our Joseph License area, onshore Northern Israel.

In last week’s update, we reported that the drilling of the 12-1/4” hole was completed to a depth of 2,210 meters (7,251 feet).  In this past week, we obtained open hole correlation logs, ran in hole with the 9-5/8” casing string, and cemented the casing in place. The entire operation ran smoothly and without any unusual complications.

We are currently testing the integrity and quality of the cementing operation and have begun drilling the next section of hole, which is an 8-1/2” hole.

This next section will be drilled to approximately 4,380 meters (14,370 feet) and will take us into rock of Middle Triassic age.  While our ultimate target is the deeper rock layers of Permian age, it is possible that we may begin to see evidence of hydrocarbons (oil or gas) as we drill this next section of the hole through the Triassic.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

 Thank you for your support of Zion and Shalom from Israel

 Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, the sufficiency of cash reserves, ability to raise additional capital, the successful establishment of the drilling subsidiary and the negotiation and execution of definitive agreements with the current owner of the drilling rig with respect thereto, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

NOTICE:

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466).

Contact Information

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More information about Zion is available at www.zionoil.com or by contacting Michael Williams at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com

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